Exhibit 3.80

[LOGO]

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 10/01/2013
FILED 01:34 PM 10/01/2013
SRV 131148807 - 5407781 FILE

CERTIFICATE OF FORMATION
OF
RSG POWER, LLC

This Certificate of Formation of RSG Power, LLC (the "LLC"), dated as of October 1, 2013, is being duly executed and filed byAnthony Lebron, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST: The name of the limited liability company formed hereby is RSG Power, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Name: Anthony Lebron
Title: Authorized Person